Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-221471), (No. 333-198188), (No. 333-175563) and (No. 333-97079) of HomeFed Corporation of our report dated March 5, 2018 relating to the financial statements of Brooklyn Renaissance Holding Company LLC, which appear in this Form 10-K of HomeFed Corporation.

/s/PricewaterhouseCoopers LLP
Denver, Colorado
March 5, 2018